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                                                                   EXHIBIT 23(a)


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 26, 1995, which appears on page 43 of the 1994 Annual Report to Shareholders of Gannett Co., Inc., which is incorporated by reference in Gannett Co., Inc.'s Annual Report on Form 10-K for the year ended December 25, 1994. We also consent to the incorporation by reference of our report on the Financial Statement Schedules, which appears on page 47 of such Annual Report on Form 10-K. We also consent to the reference to us under the heading "Experts" in such Prospectus. It should be noted that Price Waterhouse LLP has not prepared or certified the "Selected Financial Information."





/s/ PRICE WATERHOUSE LLP
-----------------------
PRICE WATERHOUSE LLP


Washington, D.C.
December 12, 1995